The Committee of Concerned Luby's Shareholders, P.O. 6983, Tyler,
                   Texas 75711, 800/657-2286
           E-mail: Information@LubysShareholders.org



                 PLEASE  VOTE  THE  BLUE  PROXY


     NOW, MORE THAN EVER, "WATCHDOGS" ARE NEEDED ON THE BOD


       If properly operated, Luby's has much to offer its customers, employees and Shareholders. Now, restauranteurs are purchasing stock and discussing participation in the operations of Luby's. However, as welcome as those acts of the Pappas may be, Shareholders must realize that there is a "price" that those seeking such participation will ask for their assistance. Since the BOD has recently announced that it is willing to consider participation of the Pappas, it should let it be known that it would consider participation by others too. Capitalism is based
upon competition.   The "price" of any such participation must be
fair to all Shareholders of Luby's. Competition can go a long way to determine fairness.

     The Committee feels that the services of its Director-nominees will be needed more than ever on the BOD in determining the fairness to all Shareholders of offers by any and all such prospective participants. The recent history of the BOD does not engender confidence, e.g. depletion of Shareholder assets through marketing based upon discount pricing and payments of discretionary compensation increases, bonuses and/or separation packages to executives who produced questionable financial results.

     The Committee hopes that the joint announcement by Luby's and the Pappas has more to do with the improvement of Luby's than the BOD's efforts in the pending proxy contest. However, according to SEC filings, the Pappas have made absolutely NO commitment to the operations of Luby's and the Pappas have financed their stock investment through their personal margin accounts, which constitute callable loans.


                PLEASE  VOTE  THE  BLUE  PROXY.

               YOUR VOTE CAN MAKE THE DIFFERENCE.

                    THE COMMITTEE THANKS  YOU.